Exhibit 4.4

EXECUTION COPY

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

WARRANT TO PURCHASE PREFERRED STOCK

Company:	PHREESIA, INC., a Delaware corporation
Number of Shares:

489,605 Shares of Junior Convertible Preferred Stock, par value $0.01 per share (“Junior Preferred”), and 358,244 Shares of Redeemable Preferred Stock, par value $0.01 per share (“Redeemable Preferred” and together with the Junior Preferred, the “Preferred Stock”) (Subject to Article 1.1.2 and Article 1.6)

Classes of Stock:	Junior Preferred and Redeemable Preferred (Subject to Article 1.6)
Initial Exercise Price:	$0.01 per unit (as defined below)
Issue Date:	February 25, 2015 (originally issued on September 5, 2013)
Expiration Date:	September 5, 2020 (Subject to Article 4.1)

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, Escalate Capital Partners SBIC I, L.P., or its permitted assignee (“Holder”) is entitled to purchase the number of units of fully paid and nonassessable shares of Preferred Stock (the “Shares”) of Phreesia, Inc., a Delaware corporation (the “Company”), at the initial exercise price per unit of Shares (in aggregate, the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant amends and restates the Warrant to Purchase Preferred Stock issued by the Company to the holder of this warrant on September 5, 2013 (the “Prior Warrant”) in connection with the recapitalization of the Corporation’s Series D Preferred Stock, which was consummated on October 14, 2014 through the Restated Charter (as defined below), and this Warrant supersedes the Prior Warrant in its entirety which shall have no further force and effect.

As used herein, a “unit” of Shares shall be equal to one (1) share of Junior Preferred and 0.7317 shares of Redeemable Preferred; provided, that if and to the extent the number of shares of Redeemable Preferred associated with a share of Junior Preferred are automatically extinguished and cancelled pursuant to the terms of the Restated Charter, a “unit” of Shares shall be adjusted in accordance with the terms of the Restated Charter. “Restated Charter” shall mean the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated from time to time.

ARTICLE 1.     EXERCISE.

1.1       Exercise of Warrant.

1.1.1     Exercisability. Subject to Article 1.1.2, the purchase rights represented by this Warrant are exercisable by Holder in whole or in part, at any time, or from time to time, on or before the Expiration Date set forth above, in the manner set forth in Article 1.2 below.

1.1.2     Vesting. Notwithstanding the foregoing, this Warrant shall vest and be exercisable by Holder (pursuant to Article 1.1.1) only with respect to the number of units set forth in the following vesting schedule:

(i)       279,773 of the units shall vest and be immediately exercisable on September 5, 2013; and

(ii)       69,944 of the units shall vest and be immediately exercisable upon the date each One Million Dollars ($1,000,000) of Incremental Advances (as defined in the Loan and Security Agreement, dated as of September 5, 2013, by and between Holder and Company (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement), is advanced by Holder to the Company, with a pro rata basis increase in such number of vested units if the incremental amount over $1,000,000 of any Incremental Advance is other than a whole multiple of $1,000,000. Thus, and by way of example, an Incremental Advance in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) would result in three-fourteenths (3/14) of the units vesting and becoming immediately exercisable.

1.2       Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise or Exchange in substantially the form attached as Appendix 1 to the principal office of the Company (or such other appropriate location as Holder is instructed by the Company); provided, that subject to Section 2.6, (i) Shares may only be purchased pursuant to the exercise of whole units and (ii) this Warrant shall not be exercisable for a number of Shares of Junior Preferred and Redeemable Preferred in any other ratio. Unless Holder is exercising the exchange right set forth in Article 1.3, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the units being purchased.

1.3       Exchange Right. In lieu of exercising this Warrant as specified in Article 1.2, if the Fair Market Value of one unit is greater than the Warrant Price, Holder may from time to time exchange this Warrant, in whole or in part, by surrendering this Warrant at the principal office of the Company (or such other appropriate location as Holder is instructed by the Company) together with a duly completed Notice of Exercise or Exchange for a number of Shares determined by dividing (a) the aggregate Fair Market Value of the Shares (in whole units) or other securities otherwise issuable upon exercise of this Warrant or for which this Warrant shall become exercisable pursuant to the Restated Charter minus the aggregate Warrant Price of such whole units by (b) the Fair Market Value of one unit. The Fair Market Value of the Shares shall be determined pursuant to Article 1.4.

1.4       Fair Market Value. For purposes of this Warrant, “Fair Market Value” shall be determined as follows:

1.4.1     If Holder elects to exchange this Warrant in connection with the closing of Company’s initial underwritten public offering of its securities to the general public (the “IPO”) pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Act”) and if the Company’s registration statement relating to such IPO has been declared effective by the Securities and Exchange Commission (the “SEC”), the Fair Market Value of a Share shall be the initial price to the public of such Share specified in the final prospectus with respect to such IPO.

1.4.2     If the Shares are traded regularly on a national securities exchange, the Fair Market Value of such Shares shall be the average closing prices of such Shares (or the closing price of the Company’s stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which such Share is convertible) reported on such exchange for the ten (10) business days immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company.

1.4.3     If Holder elects to exchange this Warrant in connection with an Acquisition, the Fair Market Value of the Shares shall be the greater of (x) the price per share which each share of Junior Preferred and/or Redeemable Preferred is entitled to receive in such Acquisition multiplied by the number of Shares, and (y) the price per share which each share of the Company’s stock into which each Share is convertible is entitled to receive in such Acquisition multiplied by the number of applicable Shares.

1.4.4     In all other cases, the Board of Directors of the Company in its reasonable good faith judgment shall determine the fair market value of the Shares (or the Company’s stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a Share is convertible) as of the close of business on the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company.

1.5       Delivery of Certificate and New Warrant. Promptly after Holder exercises or exchanges this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or exchanged and has not expired, a new Warrant representing the Shares not so acquired.

1.6       Reserved.

1.7       Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an affidavit of loss and indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at Holder’s expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

1.8       Treatment of Warrant Upon Acquisition.

1.8.1     Acquisition. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or other disposition of all or substantially all of the equity, securities or assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s outstanding voting securities immediately prior to the transaction beneficially own less than 50% of the outstanding voting securities of the Company or the successor or surviving entity, as applicable, immediately after the transaction; provided, that none of the following shall be considered an Acquisition: (A) a merger or consolidation affected exclusively for the purpose of changing the domicile of the Company or (B) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is canceled or converted or a combination thereof. The Company will provide Holder at least five (5) business days’ prior notice of the estimated closing for any Acquisition.

1.8.2     Assumption of Warrant. If upon the closing of any Acquisition the successor or surviving entity expressly assumes the obligations of the Company pursuant to this Warrant, then from and after the closing of such Acquisition, this Warrant shall be exercisable for the same securities, cash and property as would be payable for the Shares issuable upon exercise or exchange of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for, or the closing of, the Acquisition. The Warrant Price shall be adjusted accordingly, as necessary.

1.8.3     Nonassumption. If upon the closing of any Acquisition, Holder has not otherwise exercised or exchanged this Warrant in full, then Holder, by written notice to the Company received prior to the closing of such Acquisition, may elect to (a) deem this Warrant to have been automatically exchanged for Shares pursuant to Article 1.3 and thereafter Holder shall participate in the Acquisition as a holder of Shares on the same terms as other holders of the same class of securities of the Company or (b) require the successor or surviving entity or the Company, if the successor or surviving entity does not assume the obligations of this Warrant pursuant to Article 1.8.2, to purchase this Warrant upon the closing of the Acquisition, subject to the same terms as other holders of the same class of securities of the Company participating in the Acquisition as if the Warrant were exercised and Holder held the Shares prior to the Acquisition, for an amount equal to the pro rata portion of the aggregate consideration Holder would have received in consideration for the Shares issued upon exercise of this Warrant in connection with the Acquisition had Holder exercised this Warrant immediately prior to the record date for determining such consideration to the security holders, minus the aggregate Warrant Price for such Shares.

1.9       Conditional Exercise, Exchange or Sale. The exercise, exchange or sale of this Warrant may at the election of Holder be contingent upon the Company’s IPO or the closing of an Acquisition or other transaction involving the Company, in which case, upon the Holder electing to exercise, exchange, or sell this Warrant once the conditions have been met, such exercise, exchange or sale shall be deemed to be effective immediately prior to or upon the commencement of the Company’s IPO or the closing of the Acquisition or other transaction involving the Company, as applicable.

ARTICLE 2.     ADJUSTMENTS TO THE SHARES.

2.1       Stock Dividends, Splits, Etc. If the Company declares or pays after the Issue Date a dividend on its Preferred Stock payable in preferred stock, common stock, or other securities of the Company or subdivides the outstanding Preferred Stock into a greater amount of Junior Preferred and/or Redeemable Preferred, then upon exercise or exchange of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2       Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or exchange of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised or exchanged immediately before such reclassification, exchange, substitution, or other event and Holder had continued to hold such Shares until after such event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution, or other event that results in a change to the number and/or class of securities issuable upon exercise or conversion of this Warrant. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3       Adjustments for Combinations, Etc. If the outstanding shares of Preferred Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the number of Shares shall be proportionately decreased. If the outstanding shares of Preferred Stock are split or multiplied, by reclassification or otherwise, into a greater number of Shares, the Warrant Price shall be proportionally decreased.

2.4       No Impairment. The Company shall not, by amendment of its certificate of incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. Notwithstanding the foregoing, no waiver or amendment to any provision of the Company’s certificate of incorporation, bylaws, or of any provision of the Company’s Fourth Amended and Restated Investor Rights Agreement, by and between the Company and the Purchasers listed as party thereto, dated as of October 14, 2014, as amended from time to time (the “IRA”) and a copy of which is attached hereto as Exhibit A, shall be deemed to have impaired Holder’s rights if such amendments or waivers do not affect Holder in a manner materially different than such amendments or waivers generally effect the holders of Preferred Stock.

2.5       Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other appropriate officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6       Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest of Redeemable Preferred arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest times $1. If a fractional share interest of Junior Preferred arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest times the Fair Market Value, as determined in accordance with Section 1.4, of a full Share of Junior Preferred.

ARTICLE 3.     REPRESENTATIONS AND COVENANTS.

3.1       Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

3.1.1     All Shares which may be issued upon the exercise or exchange of this Warrant, together with any shares of common stock issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, in the IRA, or under applicable federal and state securities laws.

3.1.2     The Company’s capitalization table attached to this Warrant as Schedule A is a complete and correct summary of the Company’s capitalization in all material respects as of the Issue Date.

3.2       Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its preferred stock or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to holders of any class or series of its stock any additional shares of stock of any class or series or other rights (other than pursuant to contractual pre-emptive rights, including any rights of first offer contained in the IRA as in effect on the date hereof); (c) to effect any reclassification or recapitalization of common stock or preferred stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least ten (10) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock or preferred stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which such holders will be entitled to exchange their common stock or preferred stock for securities or other property deliverable upon the occurrence of such event).

3.3       Information Rights. During the term of this Warrant, Holder shall be entitled to the inspection rights contained in Section 4.2 of the IRA and the information rights contained in Section 4.3 of the IRA as in effect on the date of this Warrant, as if Holder were a “Purchaser” under the IRA with the requisite Share holdings to be entitled to such rights. In addition, but without duplication, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder, (a) promptly after mailing, copies of all communiques to all holders of Shares, (b) to the extent updated, within thirty (30) days of the last day of each fiscal quarter, a detailed fully diluted capitalization table for the Company as of the end of such fiscal quarter, (c) within 180 days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, (d) within thirty (30) days after the end of each calendar month, the Company’s monthly, unaudited financial statements, (e) within thirty (30) days after any amendment, revision, alteration or other modification of the Restated Charter, bylaws, or other applicable formation and governing documents, a copy thereof; and (f) as soon as available, but in any event within thirty (30) days after the Company receives copies of any 409A valuation reports or other documents that value any compensation, equity award, bonus, benefit plan or any other arrangement that could be deemed deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. The rights set forth in this Article 3.3 shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of the Company’s IPO, (ii) the closing of an Acquisition, or (iii) the Company becoming subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

3.4       Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise or exchange of this Warrant, the maximum number of Shares issuable upon exercise of this Warrant and the maximum number of shares of common stock issuable upon conversion of the Shares.

3.5       No Stockholder Rights. Except as provided in this Warrant, Holder will not have any rights as a stockholder of the Company until exercise of this Warrant.

3.6       Representations and Warranties of Holder. The Holder hereby represents, warrants and covenants to the Company as follows:

3.6.1     Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

3.6.2     Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to request additional information necessary to verify any information furnished to the Holder or to which the Holder has access.

3.6.3     Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aw are of the character, business acumen and financial circumstances of such persons.

3.6.4     Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

3.6.5     The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise, conversion or exchange hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless one or more exemptions from such registration and qualification are otherwise available.

3.6.6     Market Stand-Off Agreement. Holder hereby agrees that if the Company and managing underwriter so request and if and only so long as all officers, directors and holders of more than one percent (1%) of the Company’s common stock are subject to the same agreements, during the period commencing on the effective date of the registration statement relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) it will not, without the prior written consent of such managing underwriter, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Article 3.6.6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the registrable securities of each Holder until the end of such period.

3.7       Registration Rights. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain “piggyback” and “S-3” registration rights in parity with Purchasers pursuant to and as set forth in the IRA. The provisions set forth in the IRA relating to the above in effect as of the Issue Date may not be amended, modified or waived without the Holder’s prior written consent unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

3.8       Compliance with Rule 144. At the written request of the Holder, any time after the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and to the extent that the Holder proposes to sell Preferred Stock issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, the Company shall furnish to the Holder, within thirty (30) days after receipt of such request, a written statement as to whether the Company is then in compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

ARTICLE 4.     MISCELLANEOUS.

4.1       Term. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If the Company completes its IPO within the one-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the first anniversary of the effective date of the Company’s IPO. If this Warrant has not been exercised prior to the Expiration Date and the Fair Market Value of one unit of Shares as of the Expiration Date (determined in accordance with Article 1.4) is greater than the Warrant Price, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” exercise pursuant to Article 1.3.

4.2       Legends. In addition to any other legends required by the Company’s Bylaws, the IRA, and any other agreements, this Warrant and the Shares shall be imprinted with a legend in substantially the following form: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

4.3       Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with, or an applicable exemption from, applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably acceptable to the Company, as reasonably requested by the Company).

4.4       Transfer Procedure. Subject to the provisions of Article 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable) (which reissuance, for the avoidance of doubt, shall be in whole units of Shares); provided, however, that Holder may transfer all or part of this Warrant to its affiliates at any time with prior written notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises the Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5       Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant, notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Escalate Capital Partners SBIC I, L.P.
300 West Sixth Street
Suite 2300
Austin, Texas 78701
Attention: Tony Schell
Phone: 512.651.2105
Fax: 512.651.2101
Email: tony@escalatecapital.com

And to:

Escalate Capital Partners
1901 S. Bascom Avenue, Suite 1030
Campbell, California 95008
Attention: Simon James
Phone: 408.200.0097
Fax: 408.200.0099
Email: simon@escalatecapital.com

with a copy (which shall not constitute notice) to:
McGuire Woods LLP
2000 McKinney Avenue, Suite 1400
Dallas, Texas 75201
Attn: David McLean, Esq.
Phone: 214.932.6401
Fax: 214.932.6499
Email: dpmclean@mcguirewoods.com

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Phreesia, Inc.
432 Park Avenue South, 12th Floor
New York, NY 10016
Attention: Chief Financial Officer
Phone: 212.863.9455
Email: taltier@phreesia.com

with a copy to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: John J. Egan III, Esq.
Phone: 617.570.1514
Fax: 617.321.4742
Email: jegan@goodwinprocter.com

4.6       Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7       Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8       Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4.9       Counterparts. This Warrant may be executed in counterparts, including by facsimile or e-mail, all of which together shall constitute one and the same agreement.

[Signature page follows.]

The Company has caused this Warrant to be duly executed and delivered as of the Issue Date specified above.

PREESIA, INC.,
a Delaware corporation

By:	/s/ Chaim Indig
Name:	Chaim Indig
Title:	CEO

[SIGNATURE PAGE TO WARRANT TO PURCHASE PREFERRED STOCK]

AGREED AND ACCEPTED:

ESCALATE CAPITAL PARTNERS SBIC I, L.P.,

a Delaware limited partnership

By:	Escalate SBIC Capital Management, LLC,
its general partner

By:	/s/ Ross Cockrell
Name:	Ross Cockrell
Title:	Member

[SIGNATURE PAGE TO WARRANT TO PURCHASE PREFERRED STOCK]

APPENDIX 1

NOTICE OF EXERCISE

ARTICLE 1.     The undersigned hereby elects to (check applicable blank below):

purchase units of Shares of Junior Convertible Preferred Stock and Redeemable Preferred Stock of PHREESIA, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the Warrant Price of such Shares in full: or exchange the attached Warrant for Shares in the manner specified in the Warrant. This exchange is exercised with respect to of the units covered by the Warrant.

ARTICLE 2.     Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Attn:

Or Registered Assignee

ARTICLE 3.     The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

                        or Registered Assignee

(Signature)

(Date)

SCHEDULE A

(attached)